EXHIBIT 99.1

T-Mobile Raises 2021 Guidance as Network Leadership Fuels Industry-Leading Growth with Strong First Quarter 2021 Results

Industry-Leading Customer Growth
•Total net additions of 1.4 million, best in industry
•Postpaid net additions of 1.2 million, best in industry and raising 2021 guidance
•Postpaid phone net additions of 773 thousand, best in industry
Strong Financial Results Drive Guidance Raise
•Total revenues of $19.8 billion and service revenues of $14.2 billion
•Net income of $933 million, diluted earnings per share (“EPS”) of $0.74 and Adjusted EBITDA(1) of $6.9 billion
•Core Adjusted EBITDA(1) of $5.9 billion, raising 2021 guidance
•Net cash provided by operating activities of $3.7 billion and Free Cash Flow(1) of $1.3 billion, raising 2021 guidance
Raising 2021 Merger Synergies Guidance on Continued Integration Progress
•Expect Merger synergies of $2.8 billion to $3.1 billion
•Approximately 50 percent of Sprint customer traffic is now carried on the T-Mobile network, 2x more than last quarter
•Approximately 20 percent of Sprint customers have been moved to the T-Mobile network
America’s Largest, Fastest and Most Reliable 5G Network Extends its Lead
•Extended Range 5G covers 295 million people across 1.6 million square miles, 4x more than Verizon and 2x more than AT&T
•Ultra Capacity 5G covers 140 million people and on track to cover 200 million people nationwide by the end of 2021
•Majority of independent third-party network benchmarking reports show T-Mobile as the clear leader in 5G speed and availability
•Network perception catching up to reality with a nearly 120 percent increase in consumers who view T-Mobile as “The 5G Company” since Q3 2019

BELLEVUE, Wash. - May 4, 2021 - T-Mobile US, Inc. (NASDAQ: TMUS) reported first quarter 2021 results today, highlighted by industry-leading total net additions, postpaid net additions, and postpaid phone net additions. The company also reported strong financial results and raised 2021 guidance as its synergy-backed model simultaneously delivers customer growth and profitability.

“T-Mobile puts customers at the center of everything we do by giving them the best network, value and experience all at once – and this quarter’s stellar, industry-leading results prove that they’re noticing,” said Mike Sievert, CEO of T-Mobile. “We just keep pushing further ahead of the competition. Our network leadership is fueling customer momentum, delivering merger synergies and expanding our addressable markets for growth. We have so much confidence that we are raising 2021 guidance just one quarter into the year. Our mission is to be the very best at connecting customers to their world and we’re delivering on it.”

___________________________________________________________

(1)Adjusted EBITDA, Core Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of the two measures and Net Income is variable.

Industry-Leading Customer Growth
•Net customer additions of 1.4 million in Q1 2021 were the best in the industry and the total customer count increased to a record-high of 103.4 million.
•Postpaid net customer additions of 1.2 million in Q1 2021 were the best in the industry and eclipsed the 1 million mark for the 4th consecutive quarter.
•Postpaid phone net customer additions of 773 thousand in Q1 2021 were the best in the industry and postpaid phone churn was 0.98%.
•Postpaid other net customer additions of 437 thousand in Q1 2021 were industry-leading for the 4th consecutive quarter.
•Prepaid net customer additions of 151 thousand in Q1 2021 were the highest in three years and record-low prepaid churn of 2.78% continued to lead the industry.

The following table includes the impact of the Sprint Merger on a prospective basis from the close date of April 1, 2020. Historical results have not been restated and reflect standalone T-Mobile.

	Quarter
(in thousands, except churn)	Q1 2021	Q4 2020	Q1 2020
Net customer additions	1,361	1,702	649
Postpaid net customer additions	1,210	1,618	777
Postpaid phone net customer additions	773	824	452
Postpaid other net customer additions	437	794	325
Prepaid net customer additions (losses)	151	84	(128)
Total customers, end of period	103,437	102,064	68,543
Postpaid phone churn	0.98%	1.03%	0.86%
Prepaid churn	2.78%	2.92%	3.52%

Strong Financial Results
•Total revenues increased year-over-year to $19.8 billion and total service revenues increased year-over-year to $14.2 billion in Q1 2021, driven by the Sprint Merger and continued customer growth.
•Net income was relatively flat year-over-year at $933 million in Q1 2021, as higher revenues were offset by expense increases as a result of the Sprint Merger, including Merger-related costs. Diluted earnings per share (EPS) decreased year-over-year to $0.74 in Q1 2021, primarily due to a higher number of outstanding shares as a result of the Sprint Merger.
•Adjusted EBITDA increased year-over-year to $6.9 billion and Core Adjusted EBITDA increased to $5.9 billion in Q1 2021, primarily due to the Sprint Merger, including the related synergy capture, and continued customer growth.
•Net cash provided by operating activities increased year-over-year to $3.7 billion in Q1 2021. Free Cash Flow increased year-over-year to $1.3 billion in Q1 2021, as an increase in net cash provided by operating activities was partially offset by higher cash purchases of property and equipment.
•Cash purchases of property and equipment including capitalized interest increased year-over-year to $3.2 billion in Q1 2021, primarily due to the continued 5G network build-out and network integration activities related to the Sprint Merger.

The following table includes the impact of the Sprint Merger on a prospective basis from the close date of April 1, 2020. Historical results have not been restated and reflect standalone T-Mobile.

(in millions, except EPS)	Quarter
	Q1 2021	Q4 2020	Q1 2020
Total service revenues	$14,192	$14,180	$8,846
Total revenues	19,759	20,341	11,113
Net income	933	750	951
EPS	0.74	0.60	1.10
Adjusted EBITDA	6,905	6,746	3,665
Core Adjusted EBITDA	5,864	5,501	3,500
Net cash provided by operating activities	3,661	3,474	1,617
Cash purchases of property and equipment, including capitalized interest	3,183	3,807	1,753
Free Cash Flow	1,304	476	732

Raising 2021 Merger Synergies Guidance on Continued Integration Progress
T-Mobile made meaningful progress on integration activities, ending the quarter with approximately 20 percent of Sprint customers moved to the T-Mobile network and approximately 50 percent of Sprint customer traffic now carried on the T-Mobile network, twice as much as last quarter. The company also began mapping Sprint customers to T-Mobile rate plans, bringing customers one step closer to the full Un-carrier experience and setting up a streamlined billing system transition in the future.

Based on the continued strength of its execution, the company expects Merger synergies to be $2.8 billion to $3.1 billion in 2021, more than doubling the $1.3 billion delivered in 2020 and an increase from its prior guidance of $2.7 billion to 3.0 billion.
•Approximately $1.35 billion to $1.5 billion of sales, general, and administrative (SG&A) synergies achieved through SG&A expense reductions
•Approximately $450 million to $600 million of network synergies achieved through cost of service expense reductions
•Approximately $1 billion of network synergies related to avoided costs from new site builds

As announced at its recent Analyst Day, T-Mobile expects the total net present value of Merger synergies to be more than $70 billion – up more than 60 percent from the original Merger guidance of $43 billion – as the company is unlocking synergies bigger and faster than expected and achieving a lower weighted average cost of capital. The company expects total run rate cost synergies to reach approximately $7.5 billion per year – up 25 percent from the original Merger guidance of $6 billion – largely driven by greater efficiencies in site costs and marketing expenses, along with additional information technology savings.

America’s Largest, Fastest and Most Reliable 5G Network Extends its Lead
After blanketing the country in 5G, T-Mobile continues to layer on the capacity and speed as Ultra Capacity 5G lights up in more places across the country. T-Mobile’s Extended Range 5G covers 295 million people across 1.6 million square miles, 4x more than Verizon and 2x more than AT&T. And the Un-carrier’s super-fast Ultra Capacity 5G already covers 140 million people with plans to extend this deployment nationwide, covering 200 million people by the end of 2021. Ultra Capacity 5G can deliver game-changing performance with broad coverage and fast speeds.

The majority of independent third-party network benchmarking reports are now showing there’s one clear leader in 5G speed and availability — and it’s T-Mobile.
•Recent data from Ookla, a leader in mobile network testing and data analysis, shows T-Mobile customers get the fastest 5G speeds and a 5G signal more often than customers on any other network.

•Recent tests by research firm umlaut rank T-Mobile first in 5G overall and show T-Mobile customers get the most reliable 5G in the U.S., the most 5G coverage and the highest 5G speed score. The Un-carrier is the only wireless provider in the U.S. with all three 5G wins — speed, coverage and reliability.
•Independent data from Opensignal, based on real world customer usage from millions of device measurements, show T-Mobile customers get the fastest 5G download speeds, fastest 5G upload speeds, and a 5G signal more often than anyone else. And T-Mobile 5G download speeds jumped a whopping 23 percent since the beginning of the year while others stayed virtually unchanged, widening the gap to competitors as T-Mobile now has nearly 50 percent faster speeds than Verizon and 30 percent faster speeds than AT&T.

Network perception is also rapidly catching up to the reality that T-Mobile is the clear 5G leader, as the percentage of consumers who say T-Mobile is “The 5G Company” has increased nearly 120 percent over the last year and a half. With 5G now being one of the most important aspects of what customers say they are looking for in their next wireless provider, this provides additional tailwinds for T-Mobile to continue its industry-leading growth.

Raising 2021 Outlook
•Postpaid net customer additions are expected to be between 4.4 million and 4.9 million, an increase from prior guidance of 4.0 million to 4.7 million.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $22.8 billion and $23.2 billion, an increase from prior guidance of $22.6 billion to $23.1 billion.
•Cash purchases of property and equipment, including capitalized interest are expected to be at the high end of the prior guidance range of $11.7 billion to $12.0 billion.
•Merger-related costs are expected to be between $2.7 billion and $3.0 billion before taxes, an increase from prior guidance of $2.5 billion to $3.0 billion as the company executes faster on merger integration. These costs are excluded from Core Adjusted EBITDA but will impact Net income and cash flows.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $13.2 billion and $13.6 billion, an increase from prior guidance of $13.0 billion to $13.5 billion.
•Free Cash Flow, including payments for Merger-related costs, is expected to be between $5.1 billion and $5.5 billion, an increase from prior guidance of $4.9 billion to $5.4 billion. Free Cash Flow guidance does not assume any material net cash inflows from securitization.

	Previous		Current		Change (Mid-point)
Postpaid net customer additions	4.0	4.7	4.4	4.9	0.3
Net income (1)	N/A	N/A	N/A	N/A	N/A
Core Adjusted EBITDA (2)	$22,600	$23,100	$22,800	$23,200	$150
Capital expenditures (3)	$11,700	$12,000	$11,700	$12,000	$—
Merger-related costs (4)	$2,500	$3,000	$2,700	$3,000	$100
Net cash provided by operating activities	$13,000	$13,500	$13,200	$13,600	$150
Free Cash Flow (5)	$4,900	$5,400	$5,100	$5,500	$150
(1)We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of our operations, excluding the impact of lease revenues from our related device financing programs. Our guidance ranges assume a continued reduction in lease revenues to $3.7 to $3.9 billion for 2021.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(4)Merger-related costs are excluded from Core Adjusted EBITDA but will impact Net income and cash flows.
(5)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

Financial Results
For more details on T-Mobile’s Q1 2021 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Tuesday, May 4, 2021 at 4:30 p.m. (EDT)

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•US/Canada: 866-575-6534
•International: +1 786-460-7205
•Participant Passcode: 6013858

Access via Webcast
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1-719-457-0820 (international). The passcode required to listen to the replay is 6013858.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @MikeSievert Twitter (https://twitter.com/MikeSievert) account, which Mr. Sievert also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: http://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: natural disasters, public health crises, including the COVID-19 pandemic (the “Pandemic”), terrorist attacks or similar incidents; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the Pandemic; competition, industry consolidation and changes in the market condition for wireless services; data loss or other security breaches; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; our inability to take advantage of technological developments on a timely basis; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC (“Shentel”) and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Business”), and the assumption of certain related liabilities (the “Prepaid Transaction”), the complaint and proposed final judgment (the “Consent Decree”) agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into including but not limited to those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative cost incurred in tracking, monitoring and complying with them; our inability to manage the ongoing commercial and transition services arrangements that we entered into with DISH in connection with the Prepaid Transaction, which we completed on July 1, 2020 (collectively, the “Divestiture Transaction”), and known or unknown liabilities arising in connection therewith; the effects of any future acquisition, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; the occurrence of high fraud rates or volumes related to device financing, customer payment cards, third-party dealers, employees, subscriptions, identities or account takeover fraud; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; the risk of future material weaknesses we may identify while we work to integrate and align policies, principles and practices of the two companies following the Merger (as defined below), or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of existing or future legal proceedings; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; the possibility that we may be unable to renew our spectrum leases on attractive terms or the possible revocation of our existing licenses in the event that we violate applicable laws; interests of our significant stockholders that may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; the volatility of our stock price and our lack of plan to pay cash dividends in the foreseeable future; failure to realize the expected benefits and synergies of the merger (the “Merger”) with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes or in the amounts anticipated; any delay and costs of, or difficulties in, integrating our business and Sprint’s business and operations, and unexpected additional operating costs, customer loss and business disruption, including maintaining relationships with employees, customers, suppliers or vendors; unanticipated difficulties, disruption, or significant delays in our long-term strategy to migrate Sprint’s legacy customers onto T-Mobile’s existing billing platforms; and changes to existing or the issuance of new accounting standards by the Financial Accounting Standards Board or other regulatory agencies. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between those measures and Net income is variable.

The following table includes the impact of the Sprint Merger on a prospective basis from the close date of April 1, 2020. Historical results have not been restated and reflect standalone T-Mobile.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Net income	$951	$110	$1,253	$750	$933
Adjustments:
Income from discontinued operations, net of tax	—	(320)	—	—	—
Income from continuing operations	951	(210)	1,253	750	933
Interest expense	185	776	765	757	792
Interest expense to affiliates	99	63	44	41	46
Interest income	(12)	(6)	(3)	(8)	(3)
Other expense, net	10	195	99	101	125
Income tax expense	306	2	407	71	246
Operating income	1,539	820	2,565	1,712	2,139
Depreciation and amortization	1,718	4,064	4,150	4,219	4,289
Operating income from discontinued operations (1)	—	432	—	—	—
Stock-based compensation (2)	123	139	125	129	130
Merger-related costs	143	798	288	686	298
COVID-19-related costs (3)	117	341	—	—	—
Impairment expense	—	418	—	—	—
Other, net (4)	25	5	1	—	49
Adjusted EBITDA	3,665	7,017	7,129	6,746	6,905
Lease revenues	(165)	(1,421)	(1,350)	(1,245)	(1,041)
Core Adjusted EBITDA	$3,500	$5,596	$5,779	$5,501	$5,864
(1)Following the Prepaid Transaction, starting on July 1, 2020, we provide MVNO services to DISH. We have included the operating income from discontinued operations, for periods prior to the Prepaid Transaction, in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that has been replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable management, analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint Merger have been included in Merger-related costs.
(3)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were not significant for Q3 and Q4 2020 and Q1 2021.
(4)Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as Merger-related costs, COVID-19-related costs and Impairment expense. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs including network decommissioning costs, incremental costs directly attributable to COVID-19 and impairment expense, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Net cash provided by operating activities	$1,617	$777	$2,772	$3,474	$3,661
Cash purchases of property and equipment	(1,753)	(2,257)	(3,217)	(3,807)	(3,183)
Proceeds related to beneficial interests in securitization transactions	868	602	855	809	891
Cash payments for debt prepayment or debt extinguishment costs	—	(24)	(58)	—	(65)
Free Cash Flow	732	(902)	352	476	1,304
Gross cash paid for the settlement of interest rate swaps	—	2,343	—	—	—
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$732	$1,441	$352	$476	$1,304
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Our current guidance range for Free Cash Flow is calculated as follows:

	FY 2021
(in millions)	Current Guidance Range
Net cash provided by operating activities	$13,200	$13,600
Cash purchases of property and equipment	(11,700)	(12,000)
Proceeds related to beneficial interests in securitization transactions (1)	3,700	3,900
Cash payments for debt prepayment or debt extinguishment costs	(100)	—
Free Cash Flow	$5,100	$5,500
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

Our previous guidance range for Free Cash Flow was calculated as follows:

	FY 2021
(in millions)	Previous Guidance Range
Net cash provided by operating activities	$13,000	$13,500
Cash purchases of property and equipment	(11,700)	(12,000)
Proceeds related to beneficial interests in securitization transactions (1)	3,700	3,900
Cash payments for debt prepayment or debt extinguishment costs	(100)	—
Free Cash Flow	$4,900	$5,400
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2021.

T-Mobile US, Inc.
Calculation of Operating Measures
(Unaudited)

The following table illustrates the calculation of our operating measures ARPA and ARPU from the related service revenues:

(in millions, except average number of accounts and customers, ARPA and ARPU)	Quarter
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Calculation of Postpaid ARPA
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	15,155	25,424	25,582	25,677	25,840
Postpaid ARPA	$129.47	$130.57	$133.03	$133.08	$132.91
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303
Less: Postpaid other revenues	(310)	(618)	(677)	(762)	(820)
Postpaid phone service revenues	5,577	9,341	9,532	9,489	9,483
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	40,585	64,889	65,437	66,084	66,834
Postpaid phone ARPU	$45.80	$47.99	$48.55	$47.86	$47.30
Calculation of Prepaid ARPU
Prepaid service revenues	$2,373	$2,311	$2,383	$2,354	$2,351
Divided by: Average number of prepaid customers (in thousands) and number of months in period	20,759	20,380	20,632	20,605	20,728
Prepaid ARPU	$38.11	$37.80	$38.49	$38.08	$37.81
Postpaid Average Revenue Per Account (ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly Service revenues earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.